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                                                               EXHIBIT (a)(1)(D)

THE MIDDLEBY CORPORATION
1400 TOASTMASTER DRIVE
ELGIN, IL 60120

                           OFFER TO PURCHASE FOR CASH
                     UP TO 1,500,000 SHARES OF COMMON STOCK
                                       OF
                            THE MIDDLEBY CORPORATION
                                       AT
                              $7.00 NET PER SHARE

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        THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
         12:00 MIDNIGHT, EASTERN TIME, ON WEDNESDAY, NOVEMBER 22, 2000,
                          UNLESS THE OFFER IS EXTENDED.
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To Brokers, Dealers, Commercial Banks,
  Trust Companies and other Nominees:

    We are enclosing the material listed below relating to the offer by The Middleby Corporation, a Delaware corporation (the "Company"), to purchase up to 1,500,000 shares of its common stock, par value $.01 per share, at a price of $7.00 per share, net to the seller in cash, upon the terms and subject to the conditions set forth in the offer to purchase dated October 23, 2000 and the related letter of transmittal (which together constitute the "offer").

    We are asking you to contact your clients for whom you hold shares registered in your name (or in the name of your nominee) or who hold shares registered in their own names. Please bring the offer to their attention as promptly as possible. The Company will pay brokers, dealers and other persons for soliciting tenders of shares pursuant to the offer. We will pay each broker through which shares are tendered pursuant to this offer a commission of $.05 for each share actually purchased pursuant to the offer. The Company will also, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay all stock transfer taxes on its purchase of shares, subject to Instruction 6 of the letter of transmittal.

    Enclosed herewith are copies of the following documents:

    1.  Offer to Purchase, dated October 23, 2000;

    2.  Letter of Transmittal;

    3. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

    4.  Notice of Guaranteed Delivery;

    5. Form of letter which may be sent to your clients for whose account you hold shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the offer; and

    6.  Return envelope addressed to the depositary.
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    We urge you to contact your clients promptly. Please note that, unless extended, the offer, proration period and withdrawal rights will expire at 12:00 midnight, Eastern time, on Wednesday, November 22, 2000.

    The offer is not being made to, nor will tenders be accepted from, or on behalf of, holders of shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction.

    As described in the offer to purchase, if more than 1,500,000 shares are validly tendered and not withdrawn prior to the "expiration date," as defined in
Section 1 of the offer to purchase, the Company will accept shares for purchase in the following order of priority: (i) all shares validly tendered and not withdrawn prior to the expiration date by any stockholder who owned beneficially, as of the close of business on October 20, 2000 and who continues to own beneficially as of the expiration date, an aggregate of fewer than 100 shares and who validly tenders all of such shares (partial tenders will not qualify for this preference) and completes the box captioned "Odd Lots" in the letter of transmittal; and (ii) after purchase of all of the foregoing shares, all other shares validly tendered and not withdrawn prior to the expiration date on a pro rata basis.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, STOCKHOLDERS MUST MAKE THEIR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. THE COMPANY HAS PROHIBITED EACH OF ITS DIRECTORS AND EXECUTIVE OFFICERS WHO OWN SHARES FROM PARTICIPATING IN THE TENDER.

    Additional copies of the enclosed material may be obtained from our Treasurer, Martin Lindsay, or from Continental Stock Transfer & Trust Company. Any questions you may have with respect to the offer should be directed to the attention of Martin Lindsay at 1400 Toastmaster Drive, Elgin, IL 60120, or by telephone at (847) 741-3300 ext. 7711.

                                          Very truly yours,
                                          /s/ DAVID B. BAKER
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                                          The Middleby Corporation
                                          David B. Baker
                                          Vice President, Chief Financial
                                          Officer, and
                                          Secretary

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF THE COMPANY OR THE DEPOSITARY, OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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